Exhibit 99.1

Socket Mobile Enters Agreement for a $1 Million Convertible Note Financing

NEWARK, Calif., - October 28, 2010 - Socket Mobile, Inc. (NASDAQ: SCKT) has entered into a definitive agreement for a convertible note financing of $1 million. The proceeds will be used to increase the Company's working capital balances. Net proceeds from the financing after costs and expenses are expected to be approximately $850,000.

The note has an interest rate of 10% payable quarterly in cash. The note has an eighteen-month term and is secured by all of the assets of the Company. The note is convertible at the option of the holder at an initial conversion price of $2.00 per share. The conversion price is subject to future conversion price resets under certain market conditions. The Company will also issue a five-year warrant to purchase 500,000 shares at $2.44 per share. Details of the financing are set forth in a Form 8-K filed today by the Company.

Dawson James Securities acted as the exclusive placement agent for the offering.

The Company is terminating its revolving credit facility with Silicon Valley Bank in order to bring the convertible notes into a senior secured position.

The Company is obligated to file a registration statement with the Securities Exchange Commission registering the resale of the shares of common stock reserved for issue upon the conversion of the note and the exercise of the warrants.

The transaction is subject to customary conditions and is expected to close in the beginning of November.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements which may affect Socket's future operating results and financial position. Such statements, including, but not limited to, those regarding the anticipated closing of the private placement and the anticipated amount and use of the net proceeds therefrom, are subject to risks and uncertainties that could cause Socket's actual results and financial position to differ materially. Some of these risks and uncertainties include the failure of the investors to comply in all material respects with all covenants and conditions required by the definitive agreement (including the investors' obligation to deliver the purchase price in connection with the private placement), the failure to complete the offering in a timely and efficient manner, and other risks and uncertainties described under "Risk Factors" in Socket's Securities and Exchange Commission Filings, including its annual report on Form 10-K for the year ended December 31, 2009. Socket assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

Socket Media Contact:
Krista Rogers
Marketing Communications Specialist
(510) 933-3055
krista@socketmobile.com

Socket Investor Contact:	Investor Relations Contact:
Dave Dunlap	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.
© 2010, Socket Mobile, Inc. All rights reserved.

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